China Green Agriculture, Inc. Reports Third Quarter Fiscal Year 2012 Financial Results, Provides Fourth Quarter and Raises Fiscal Year 2012 Guidance

•	Q3 FY 2012 net sales increased 34.4% to $60.0 million; net income increased 30.6% to $12.4 million with EPS of $0.46
•	Company Provides the Fourth Quarter Fiscal Year 2012 Guidance: Revenue, Net Income and EPS of $52.5 million to $68.2 million, $7.2 million to $9.8 million, and $0.27 to $0.36, respectively
•	Company Raises Fiscal Year 2012 Guidance: Revenue, Net Income and EPS of $212.7 million to $228.4 million, $38.0 million to $40.6 million, and $1.41 to $1.50, respectively
•	Management to Host Earnings Conference Call at 8:00 am EDT, May 7, 2012

XI'AN, China, May 7, 2012 /PRNewswire-Asia-FirstCall/ -- China Green Agriculture, Inc. (NYSE: CGA) ("China Green Agriculture" or the "Company"), a producer and distributor mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly owned subsidiaries in China, today announced the financial results for the quarter ended March 31, 2012, i.e., the third quarter of fiscal year 2012.

Financial Summary

Third Quarter FY 2012 Results (USD)
(Three months ended March 31, 2012)

	Q3FY2012	Q3FY2011	CHANGE(%)

Net Sales	$60.0 million	$44.7 million	+34.4%
Gross Profit	$22.5 million	$17.0 million	+31.9%
Net Income	$12.4 million	$9.5 million	+30.6%
Basic EPS	$0.46	$0.37	+25.7%
Diluted EPS	$0.46	$0.35	+29.5%
Basic Weighted Average Shares Outstanding	27.0 million	25.9 million	+3.9%
Fully Diluted Weighted Average Shares Outstanding	27.0 million	26.7 million	+0.9%

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Nine months FY 2012 Results (USD)
(Nine months ended March 31, 2012)

	Nine Months	Nine Months	CHANGE (%)
	FY2012	FY2011
Net Sales	$160.2 million	$119.4 million	+34.1%
Gross Profit	$57.8 million	$42.5 million	+35.9%
Net Income	$30.8 million	$23.5 million	+31.3%
Basic EPS	$1.15	$0.91	+26.5%
Diluted EPS	$1.15	$0.89	+28.5%
Basic Weighted Average Shares Outstanding	26.9 million	25.9 million	+3.8%
Fully Diluted Weighted Average Shares Outstanding	26.9 million	26.3 million	+2.2%

“We are very pleased with our outstanding performance of business, generating $12.4 million net income in the third quarter ended March 31, 2012,” said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture." Looking ahead to the fourth fiscal quarter of 2012, we expect net sales of $52.5 million to $68.2 million, net income of $7.2 million to $9.8 million, and EPS of $0.27 to $0.36 based on 27.0 million fully diluted weighted average shares outstanding for the third quarter ended March 31, 2012. For the fiscal year 2012, we expect net sales of $212.7 million to $228.4 million, net income of $38.0 million to $40.6 million and an EPS of $1.41 to $1.50 based on 27.0 million fully diluted weighted average shares outstanding. With our track-record history and incredible momentum in our fertilizer business, we are confident in achieving our target for the fourth quarter fiscal year 2012 and actively working on our 10-year growth plan released last year. We believe our growth plan will well serve the interests of our shareholders.”

The Third Quarter of FY2012 Results of Operations

Our net sales for the three months ended March 31, 2012 were $60.0 million, an increase of $15.4 million, or 34.4%, from $44.7 million for the three months ended March 31, 2011. This increase was largely due to the strong sales of fertilizer products for both Jinong and Gufeng during this period.

For the three months ended March 31, 2012, Jinong’s net sales increased $6.1 million, or 37.7%, to $22.3 million from $16.2 million for the three months ended March 31, 2011. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing.

For the three months ended March 31, 2012, Gufeng’s net sales increased $8.0 million, or 30.5%, to $34.1 million from $26.1million for the three months ended March 31, 2011 due to the increasing demand for the fertilizer products of Gufeng, higher selling price for the same product for the three months ended March 31, 2012 than the price for the three months ended March 31, 2011, and higher percentage of more expensive humic acid-based fertilizers in Gufeng’s product sales mix than in the same period in 2011.

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Jintai’s net sales, which included sales of agricultural products, increased by $0.15 million, or 6.4%, to $2.5 million for the three months ended March 31, 2012 from $2.3 million for the same period in 2011. The increase was mainly attributable to the strong sales of Jintai’s decorative flowers.

Yuxing had net sales of $1.1 million for the three months ended March 31, 2012. For the three months ended March 31, 2011, Yuxing had no revenues.

Total cost of goods sold for the three months ended March 31, 2012 was $37.5 million, an increase of $9.9 million, or 36.0%, from $27.6 million for the three months ended March 31, 2011. This increase was mainly due to the increase in sales and the increase in raw material and manufacturing costs.

Cost of goods sold by Jinong for the three months ended March 31, 2012 was $8.6 million, an increase of $2.6 million, or 42.2%, from $6.1 million for the same period in 2011. The increase was primarily attributable to the increase in the cost of raw materials and packaging materials as a result of our strong sales of fertilizer products.

Cost of goods sold by Gufeng for the three months ended March 31, 2012 was $25.7 million, an increase of $5.4 million, or 26.4% from $20.3 million for the same period in 2011. The increase was primarily due to the increase in Gufeng’s fertilizer sales, the increase in Gufeng’s raw material cost and manufacturing costs.

Cost of goods sold by Jintai for the three months ended March 31, 2012 was $2.3 million, an increase of $1.0 million, or 81.3%, from $1.3 million for the same period in 2011. The increase was primarily attributable to the obsolescence of Jintai’s butterfly orchids as the result of Jintai’s relocation and senescence of butterfly orchids.

Cost of goods sold by Yuxing for the three months ended March 31, 2012 was $0.98 million. For the three months ended March 31, 2011, Yuxing had no cost of goods sold because no revenues were generated that period.

Gross profit for the three months ended March 31, 2012 increased by $5.4 million, or 31.9%, to $22.5 million as compared to $17.0 million for the three months ended March 31, 2011. Gross profit margin was approximately 37.4% and 38.2% for the three months ended March 31, 2012 and 2011, respectively.

Our selling expenses consist primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $3,6 million, or 6.1% of net sales, for the three months ended March 31, 2012 as compared to $1,7 million, or 3.7% of net sales, for the three months ended March 31, 2011, an increase of $2.0 million, or 118.5%. The selling expenses of Gufeng for the three months ended March 31, 2012 were $1.4 million, or 4.2% of Gufeng’s net sales, as compared to selling expenses of $0.64 million, or 2.5% of Gufeng’s net sales in the same period a year ago. The selling expenses of Jinong for the three months ended March 31, 2012 were $2.2million, or 9.7% of Jinong’s net sales, as compared to selling expenses of $1.0 million, or 6.3% of Jinong’s net sales in the same period a year ago. Most of this increase was due to Jinong’s expanded marketing efforts and the increase in shipping costs.

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General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal expenses. General and administrative expenses were $3.0 million, or 5.0% of net sales, for the three months ended March 31, 2012, as compared to $3.3 million, or 7.3% of net sales, for the three months ended March 31, 2011, a decrease of $0.27 million. This decrease was primarily the result of the decrease of legal and investor relations fees incurred in connection with certain pending litigations in 2011.

Total operating expenses as a percentage of the total net sales for the third quarter of fiscal year 2012 and 2011 was 11%, respectively.

Operating income for the third quarter of fiscal year 2012 was $15.9 million, up 30.8% from $12.1 million in the third quarter of fiscal year 2011. Operating margin for the third quarter of fiscal year 2012 was 26.4%, compared to 27.2% in the same quarter of fiscal year 2011.

Net income for the three months ended March 31, 2012 was $12.4 million, an increase of $2.9 million, or 30.6%, as compared to $9.5 million for the three months ended March 31, 2011. The increase was attributable to the increase in gross profit. Net income as a percentage of total net sales was approximately 20.6% and 21.2% for the three months ended March 31, 2012 and 2011, respectively.

For the three month period ended March 31, 2012, diluted net income per share was $0.46 as compared to $0.35 for the same period in 2011, based on fully diluted weighted average shares outstanding of 27.0 million and 26.7 million, respectively.

The Nine Months of FY2012 Results of Operations

Total net sales for the nine months ended March 31, 2012 were $160.2 million, an increase of $40.8 million, or 34.1%, from $119.4 million for the nine months ended March 31, 2011. The increase was largely due to the strong sales of fertilizer products for both Jinong and Gufeng during this period.

For the nine months ended March 31, 2012, Jinong’s net sales increased $16.5 million, or 35.1%, to $63.5 million from $47.0 million for the nine months ended March 31, 2011. This increase was mainly attributable to the sales of more humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing.

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For the nine months ended March 31, 2012, Gufeng’s net sales increased $22.9 million or 34.2%, to $89.7 million from $66.8 million from the nine months ended March 31, 2011. This increase was mainly attributable to the increasing demand for the fertilizer products of Gufeng, higher selling price for the same product for the nine months ended March 31, 2012 than the price for the nine months ended March 31, 2011, and higher percentage of more expensive humic acid-based fertilizers in Gufeng’s product sales mix than in the same period in 2011.

Jintai’s net sales increased by $0.17 million, or 3.0%, to $5.8 million for the nine months ended March 31, 2012 from $5.6 million for the same period in 2011. The increase was mainly attributable to the strong sales of Jintai’s decorative flowers.

Yuxing had net sales of $1.2 million for the nine months ended March 31, 2012. For the nine months ended March 31, 2012, Yuxing segment had no revenues.

Gross profit increased by $15.3 million, or 35.9% to $57.8 million, versus $42.5 million in the same period a year ago. Gross margin was 36.1% and 35.6% for the nine months ended March 31, 2012 and 2011, respectively.

Operating income for the nine months increased by $9.7 million, or 32.8% to $39.3 million compared to $29.6 million for the first nine months of fiscal year 2011.

Net income in the nine months of fiscal year 2012 was $30.8 million, or $1.15 per fully diluted share, based on 26.9 million fully diluted weighted average shares outstanding. Net income in the nine months of fiscal year 2011 was $23.5 million, or $0.89 per basic and fully diluted share, based on 26.3 million weighted average shares outstanding.

Financial Condition

As of March 31, 2012, cash and cash equivalents were $67.8 million, an increase of $2.2 million or 3.3%, from $65.6 million as of June 30, 2011. The Company had $13.9 million in short-term loans as of March 31, 2012. Net accounts receivable stood at $60.4 million as of March 31, 2012 as compared to $17.5 million as of June 30, 2011, an increase of $42.9 million, or 244.8%. The increase was primarily due to the increased credit sales of Gufeng’s fertilizer products and Jinong’s humic acid fertilizer products during the period ended March 31, 2012. Sales for Gufeng and Jinong for the nine months ended March 31, 2012 have increased by $22.9 million and $16.5 million, respectively compared to sales for the same period in 2011. To retain and expand its market share, Gufeng enhanced its warehouse selling and increased the credit sales for Gufeng’s fertilizer products. Jinong has increased its sales of humic acid fertilizer products including liquid and powder fertilizers as a result of increased distributors and the aggressive marketing. The significant increase in account receivable is directly attributed to the significant increase in sales over the most recent fiscal year. Management continually monitors and evaluates the structure and collectability of its accounts receivable balances, performs routine assessment of our customers’ creditworthiness and provides an allowance for doubtful accounts when necessary. For the third quarter ended March 31, 2012, cash flow used in operating activities was $0.52 million.

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Capital Expenditure

For the third quarter ended March 31, 2012, the capital expenditure stood at approximately $1.9 million.

The Fourth Quarter and Fiscal Year 2012 Guidance:

For the fourth quarter ended June 30, 2012, management expects net sales of $52.5 million to $68.2 million, net income of $7.2 million to $9.8 million, and EPS of $0.27 to $0.36 based on 27.0 million fully diluted weighted average shares outstanding. For the fiscal year ended June 30, 2012, the Company raises the guidance: net sales of $212.7 million to $228.4 million, net income of $38.0 million to $40.6 million and an EPS of $1.41 to $1.50 based on 27.0 million fully diluted weighted average shares outstanding in view of the strong performance of the third fiscal quarter.

Conference Call

The Company will hold a conference call at 8:00 a.m. EDT on Monday, May 7, 2012. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's Third Quarter Fiscal Year 2012 Financial Results" to join the call.

Event:	CGA Third Quarter Fiscal Year 2012 Conference Call
Date:	May 7, 2012
Time:	8:00 a.m. EDT
US Dial In:	1- 877-407-8033
Int'l Dial In:	1- 201-689-8033
Conference ID#:	393713

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

A playback will be available through 11:59 PM EDT on May 21, 2012. To listen, please call 1- 877-660-6853 within the United States or 1- 201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 393713.

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About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (Jinong), Beijing Gufeng Chemical Products Co., Ltd. (Gufeng), Xi'an Jintai Agriculture Technology Development Company (Jintai) and Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. (Yuxing). Jinong produced and sold 154 different kinds of fertilizer products as of March 31, 2012, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 22 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 712 distributors in China as of March 31, 2012. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer, and mixed organic-inorganic compound fertilizer. As of March 31, 2012, Gufeng produced and sold 317 different kinds of fertilizer products, and had 182 distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

China Green Agriculture, Inc.

Ms. Jane Zuo (English and Chinese)

Investor Relations Manager

Tel:   +86-186-1842-8899

Email: jane.zuo@cgagri.com

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